Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cano Health, Inc. 2021 Employee Stock Purchase Plan of our reports dated March 15, 2023, with respect to the consolidated financial statements of Cano Health, Inc. and the effectiveness of internal control over financial reporting of Cano Health, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Miami, Florida

March 15, 2023